Exhibit 99.1

NEWS RELEASE

ImmunityBio Announces Execution of $40 Million Equity Financing with Institutional Investors

CULVER CITY, Calif., July 20, 2023 — ImmunityBio, Inc. (NASDAQ: IBRX), a clinical-stage immunotherapy company, today announced that it has executed financing to provide further working capital and support its ongoing business operations. The Company entered into a securities purchase agreement for a registered direct offering with multiple institutional investors, providing for the issuance of common stock of ImmunityBio as well as warrants for the purchase of additional shares of common stock of ImmunityBio that is expected to result in gross proceeds at closing of approximately $40 million before deducting any offering-related expenses, subject to customary closing conditions. If fully exercised, the warrants could result in additional gross proceeds of up to $48 million. In addition, in connection with the current financing, the Company agreed to amend the terms of the existing warrants issued in February 2023 so that the pricing and term of such warrants match the newly issued warrants.

Jefferies LLC is acting as the exclusive placement agent for the registered direct offering.

The securities to be sold by the Company are offered under its shelf registration statement on Form S-3 (Registration No. 333-269608). A final prospectus supplement, which contains additional information relating to the offering, will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement may be obtained for free by contacting Jefferies, LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

Before investing in this offering, interested parties should read the prospectus supplement, the accompanying prospectus, and the other documents that are incorporated by reference in such prospectus supplement and the accompanying prospectus in their entirety.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ImmunityBio

ImmunityBio is a vertically-integrated, clinical-stage biotechnology company developing next-generation therapies and vaccines that bolster the natural immune system to defeat cancers and infectious diseases. The company’s range of immunotherapy and cell therapy platforms, alone and together, act to drive and sustain an immune response with the goal of creating durable and safe protection against disease. We are applying our science and platforms to treating cancers, including the development of potential cancer vaccines, as well as developing immunotherapies and cell therapies that we believe sharply reduce or eliminate the need for standard high-dose chemotherapy. These platforms and their associated product candidates are designed to be more effective, accessible, and easily administered than current standards of care in oncology and infectious diseases.

For more information, please visit: www.immunitybio.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the anticipated closing of the equity financing described herein and use of proceeds to be received from such financing, the development of therapeutics for cancers and infectious diseases, data from the clinical trials for certain of ImmunityBio’s product candidates, clinical trial enrollment and results, the regulatory review process and timing thereof, timing of regulatory submissions, timing of meetings with regulators, potential implications to be drawn from clinical trials, potential commercialization of product candidates, ImmunityBio’s product candidates as compared to existing treatment options, and intellectual property protection and patent life, among others. Statements in this press release that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “goal,” “could,” “estimates,” “scheduled,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “indicate,” “projects,” “seeks,” “should,” “will,” “strategy,” and variations of such words or similar expressions. Statements of past performance, efforts, or results of our preclinical and clinical trials, about which inferences or assumptions may be made, can also be forward-looking statements and are not indicative of future performance or results. Forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of ImmunityBio’s management as well as assumptions made by and information currently available to ImmunityBio. Such information may be limited or incomplete, and ImmunityBio’s statements should not be read to indicate that it has conducted a thorough inquiry into, or review of, all potentially available relevant information. Such statements reflect the current views of ImmunityBio with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about ImmunityBio, including, without limitation, (i) whether the equity financing transaction described herein will close on the timeline anticipated, if at all, (ii) the risks and uncertainties associated with the regulatory review process, (iii) the ability of ImmunityBio and its third party contract manufacturing organizations to adequately address the issues raised in the FDA’s complete response letter, (iv) the ability of ImmunityBio to execute a partnering relationship with a large biopharmaceutical company for commercialization of N-803 plus BCG for intravesical administration on acceptable terms, if at all, (v) the ability of ImmunityBio to continue its planned preclinical and clinical development of its development programs, and the timing and success of any such continued preclinical and clinical development and planned regulatory submissions, (vi) ImmunityBio’s ability to retain and hire key personnel, (vii) ImmunityBio’s ability to obtain additional financing to fund its operations and complete the development and commercialization of its various product candidates, (viii) ImmunityBio’s ability to successfully commercialize its product candidates and uncertainties around regulatory reviews and approvals, (ix) ImmunityBio’s ability to scale its manufacturing and commercial supply operations for its product candidates and future approved products, and (x) ImmunityBio’s ability to obtain, maintain, protect and enforce patent protection and other proprietary rights for its product candidates and technologies. More details about these and other risks that may impact ImmunityBio’s business are described under the heading “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2023 and the Company’s Form 10-Q filed with the SEC on May 11, 2023, and in subsequent filings made by ImmunityBio with the SEC, which are available on the SEC’s website at www.sec.gov. ImmunityBio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. ImmunityBio does not undertake any duty to update any forward-looking statement or other information in this press release, except to the extent required by law.

Contacts:

Investors	Media
Sarah Singleton	Greg Tenor
ImmunityBio, Inc.	Salutem
844-696-5235, Option 5	+1 717-919-6794
Sarah.Singleton@ImmunityBio.com	Gregory.Tenor@Salutem.com